Exhibit 21.1

ON24, Inc. Subsidiaries

Entity name	Country

ON24 AUSTRALIA PTY LTD	Australia

ON24 Japan GK	Japan

ON24 PTE. LTD.	Singapore

ON24 LIMITED	United Kingdom